Exhibit 10.1

April 2, 2010

Mr. O’Neil Nalavadi
[Address]

Dear O’Neil:

Innodata Isogen, Inc. (the “Company”) has designated you to be a recipient of shares of common stock of the Company, par value $.01 per share (the “Company Stock”), subject to the restrictions and other terms set forth in this letter agreement and in the Innodata Isogen, Inc. 2009 Stock Plan (the “Plan”).

The grant of these shares is made pursuant to the Plan.  The Plan is administered by the Compensation Committee (the “Committee”) appointed by the Board of Directors of the Company.  The terms of the Plan are incorporated into this letter and in the case of any conflict between the Plan and this letter, the terms of the Plan shall control.  A copy of the Plan is attached to this letter.

1.           Grant.  In consideration of your agreements contained in this letter, the Company hereby grants you 40,000 shares of Company Stock (the “Restricted Shares”) as of March 15, 2010 (the “Grant Date”).  The Restricted Shares are subject to restrictions as set forth below.  Until these restrictions lapse, the Restricted Shares are forfeitable and nontransferable.

2.           Vesting.  The Restricted Shares shall vest, and become transferable subject to applicable securities laws restrictions, as follows:

(a)           The Restricted Shares shall vest in four equal installments beginning on the first anniversary of the Grant Date, as follows (each a “Vesting Date”):

•	10,000 Restricted Shares on March 15, 2011
•	10,000 Restricted Shares on March 15, 2012
•	10,000 Restricted Shares on November 9, 2012
•	10,000 Restricted Shares on March 15, 2014

(b)           Except as otherwise provided in subsection (c) below, you must be continuously employed by the Company (or any Subsidiary) from the Grant Date until the applicable Vesting Date for any Restricted Shares to vest.  If your employment with the Company (or any Subsidiary) terminates prior to a Vesting Date for any reason, any rights you may have with regard to unvested Restricted Shares shall be forfeited at that time, notwithstanding your return to active employment with the Company or any Subsidiary prior to a Vesting Date.

(c)
(i) If a Change of Control occurs during the term of the employment agreement between you and the Company effective October 11, 2009 (the “Agreement”), any unvested Restricted Shares will become fully vested upon the Occurrence of the Change of Control (as defined in the Agreement).

(ii) If during the term of the Agreement the Company terminates your employment for reasons other than death, disability or for Cause, or you terminate your employment for Good Reason (all as defined in the Agreement), 25% of the Restricted Shares will vest if 25% of the Restricted Shares have not yet vested, and all remaining Restricted Shares will be forfeited.

3.           Dividends.  During the period beginning with the Grant Date and ending with the applicable Vesting Date or the earlier forfeiture of your Restricted Shares, you will be entitled to receive dividends and other distributions (collectively, “dividends”) on the Restricted Shares to the extent dividends are paid by the Company on its authorized and issued shares of Company Stock to its shareholders of record.  These dividends, if any, will be paid to you at the same rate and at the same time as such dividends are paid by the Company with respect to authorized and issued shares held by its other shareholders of record.

4.           Power of Attorney.  You hereby appoint the Corporate Secretary of the Company as your attorney in fact, with full power of substitution, and authorize him or her to provide instructions to the Company’s registrar and transfer agent for Company Stock as the Company may deem necessary or proper to comply with the intent and purposes of this letter and the Plan, including, upon the occurrence of a forfeiture pursuant to Section 2 above, to notify the registrar and transfer agent of the forfeiture of such shares, together with instructions to cancel the shares forfeited.  The registrar and transfer agent shall be entitled to rely upon any notices and instructions delivered by your attorney in fact under the terms of the Plan and this letter.

5.           Book Entry Form; Delivery of Shares.  The Company shall, as soon as administratively feasible after your execution of this letter, direct the Company’s transfer agent for Company Stock to make a book entry record showing ownership for the Restricted Shares in your name, subject to the terms and conditions of the Plan and this letter.  As soon as practicable following the date on which the Restricted Shares become nonforfeitable and transferable pursuant to Section 2 above, the Company will issue appropriate instructions  to that effect to the transfer agent for Company Stock.  The Company may require to be placed on any stock certificate representing the Restricted Shares any legend deemed necessary or advisable by the Company’s securities counsel to comply with applicable securities laws.

6.           Rights as a Shareholder.  Subject to the provisions of this letter, you generally will have all of the rights of a holder of Company Stock with respect to all of the Restricted Shares awarded to you under this letter from and after the Grant Date until the shares either vest or are forfeited, including the right to vote such shares and to receive dividends or other distributions paid thereon, as provided in Section 3.

7.           Transfer Restrictions.  You may not sell, assign, transfer, pledge, hypothecate or encumber your right to receive Restricted Shares under this letter prior to the time such Restricted Shares become fully vested in accordance with this letter.  Your ability to transfer the Restricted Shares after they become fully vested in accordance with this letter will be subject to compliance with applicable securities laws.

8.           Fractional Shares.  A fractional share of Company Stock will not be issued and any fractional shares will be disregarded.

9.           Adjustments.  If the number of outstanding shares of Company Stock is increased or decreased as a result of a stock dividend, stock split or combination of shares, recapitalization, merger in which the Company is the surviving corporation, or other change in the Company’s capitalization without the receipt of consideration by the Company, the number and kind of your unvested Restricted Shares shall be proportionately adjusted by the Committee, whose determination shall be binding.

10.         Notices.  Any notice to be given under the terms of this letter shall be addressed to the Corporate Secretary at 3 University Plaza, Hackensack, New Jersey 07601.  Any notice to be given to you shall be given to you and shall be addressed to you at your last known address at the time notice is sent.  Notices shall be deemed to have been duly given if mailed first class, postage prepaid, addressed as above.

11.         Applicable Withholding Taxes.  No Restricted Shares shall be delivered to you until you have paid to the Company the amount that must be withheld under federal, state and local income and employment tax laws (the “Applicable Withholding Taxes”) or you and the Company have made satisfactory arrangements for the payment of such taxes.

12.         Applicable Securities Laws.  The Company may delay vesting or delivery of Restricted Shares to the extent the Company deems necessary or appropriate to comply with applicable securities laws. You understand and acknowledge that federal and state securities laws govern and restrict your right to offer, sell or otherwise dispose of any Restricted Shares. You further understand that the certificates for any Restricted Shares you purchase will bear such legends as the Company deems necessary or desirable in connection with the 1933 Act or other rules, regulations or laws.  If you are a director, officer or principal shareholder, Section 16(b) of the Securities Exchange Act of 1934 further restricts your ability to sell or otherwise dispose of Restricted Shares.

13.         No Right to Continued Employment.  This Restricted Stock award does not confer upon you any right with respect to continuance of employment by the Company, nor shall it interfere in any way with the right of the Company to terminate your employment at any time.

14.         Governing Law.  This Agreement shall be governed by the laws of the State of Delaware.

15.         Acceptance of Restricted Shares.  By signing below, you indicate your acceptance of these Restricted Shares and your agreement to the terms and conditions set forth in this letter agreement, which, together with the terms of the Plan, shall become the Company’s Restricted Stock Award Agreement with you.  You also hereby acknowledge receipt of a copy of the Plan and agree to all of the terms and conditions of the Plan, as it may be amended from time to time.

IN WITNESS WHEREOF, the Company has caused this Restricted Stock Award

Agreement to be signed, as of this 2nd date of April 2010.

By: Jack Abuhoff
Its: Chairman and CEO

Agreed and Accepted:

O’Neil Nalavadi

Date